Mail Stop 3561

								July 14, 2005

Via Fax & U.S. Mail

Mr. Michael E. Kibler
President and Chief Executive Officer
US 1 Industries, Inc.
1000 Colfax
Gary, IN 46406

Re:	US 1 Industries, Inc.
      Form 10-K for the year ended December 31, 2004
      File No. 001-08129
      Filed March 24, 2005

Dear Mr. Kibler:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

cc:	Harold Antonson, CFO
	(219) 977-5227